AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HYPERSCALE NEXUS HOLDING CORPORATION

("PARENT"),

hyperscale nexus merger sub

("MERGER SUB"),

AND

American Cannabis Company, Inc.

AND SUBSIDIARY HOLLISTER & BLACKSMITH, INC.

("COMPANY")

DATED AS OF

SEPTEMBER 5, 2023

Article V. Representations and Warranties of Parent and Merger Sub.	21
Section 5.1. Organization; Corporate Power; Corporate Records.	21
Section 5.2. Capitalization.	21
Section 5.3. Subsidiaries.	22
Section 5.4. Corporate Authorization.	22
Section 5.5. Non-Contravention; Filings and Consents.	23
Section 5.6. SEC Filings; Sarbanes-Oxley Act; Listing Requirements.	23
Section 5.7. Financial Statements; Internal Controls. Parent was incorporated July 3, 2023, and has not generated revenues from operations to date or financial statements.	23
Section 5.8. Absence of Certain Changes.	23
Section 5.9. Form S-4 and 14c Information Statement.	23
Section 5.10. Employee Benefit Plans. As of the date hereof, neither Parent nor subsidiary has any Employee Benefit Plans.	24
Section 5.11. Labor and Employment Matters.	24
Section 5.12. Litigation.	24
Section 5.13. Tax Matters.	24
Section 5.14. Compliance with Laws; Permits.	24
Section 5.15. Environmental Matters.	24
Section 5.16. Intellectual Property.	25
Section 5.17. Real Property.	25
Section 5.18. Material Contracts.	25
Section 5.19. Anticorruption.	26
Section 5.20. Insurance.	26
Section 5.21. Brokers; Certain Expenses.	26
Section 5.22. Stockholder Approval Requirement.	26
Section 5.23. State Takeover Statutes.	26
Section 5.24. Sufficiency of Assets.	27
Section 5.25. Full Disclosure.	27

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 5, 2023, by and among HyperScale Nexus Holding Corporation, a Nevada corporation ("Parent"), HyperScale Nexus Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and American Cannabis Company, Inc., a Delaware corporation, and its wholly-owned subsidiary company, Hollister & Blacksmith, Inc., a Colorado corporation (collectively, the "Company" and, after the Effective Time and Closing, a wholly owned subsidiary of Parent (the "Surviving Company") (each of Parent, Merger Sub, Company and Surviving Company are sometimes referred to herein as a "Party," and collectively, as the "Parties").

RECITALS

WHEREAS, the board of directors of each of the Company (the "Company Board"), Parent (the "Parent Board"), and Merger Sub (the "Merger Sub Board") has each (a) unanimously approved the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company, with the Surviving Company remaining after such merger (the "Merger"), so that immediately following the Merger, the Company will be the Surviving Company and a wholly-owned Subsidiary of Parent, (b) determined that the terms of this Agreement are in the best interests of and fair to the Company, Parent, and Merger Sub, respectively, and (c) have declared the advisability of the Agreement and the Merger;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, (a) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (such Tax treatment being referred to as the "Intended Tax Treatment") and (b) this Agreement be, and is hereby, adopted as a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368–2(g) and for purposes of Sections 354 (I.R.C. § 354) and 361 (I.R.C. § 361) of the Code;

WHEREAS, the Company Board has unanimously recommended the adoption of this Agreement by the stockholders of the Company.

WHEREAS, the Parent Board has unanimously recommended the adoption of this Agreement by the stockholders of Parent; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, the Parties hereby agree as follows:

Article I. Definitions.

Section 1.1.       Definitions.

"Acquisition Agreement" has the meaning set forth in Section 6.2(b)(3).

"Acquisition Proposal" means any inquiry, proposal or offer from any Person or group (other than Parent or Merger Sub or any of their Affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation, or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement, or similar transaction, of (i) assets or businesses that constitute or represent 51% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity.

"Adverse Recommendation Change" has the meaning set forth in Section 6.2(b).

"Adverse Recommendation Change Notice" has the meaning set forth in Section 6.2(b)(1).

"Affected Employees" has the meaning set forth in Section 6.6(d).

"Affiliate" means, with respect to any Person: (i) any director, officer, employee, stockholder, partner, or principal of that Person; (ii) any other Person of which that Person is a director, officer, employee, stockholder, partner or principal; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person, and the term "control" means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Anticorruption Laws" has the meaning set forth in Section 4.19.

"Board Recommendation" has the meaning set forth in Section 4.4(b).

"Book-Entry Shares" has the meaning set forth in Section 3.6(a).

"Business Day" means a day other than a Saturday or Sunday or public holiday in New York, NY, on which commercial banks are open in New York, NY for general commercial purposes.

"Business Employee" has the meaning set forth in Section 4.11(a).

"Certificate of Incorporation" has the meaning set forth in Section 2.5.

"Certificate of Merger" has the meaning set forth in Section 2.3.

"Certificates" has the meaning set forth in Section 3.6(a).

"Closing" has the meaning set forth in Section 2.2.

"Closing Date" has the meaning set forth in Section 2.2.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble.

"Company Board" has the meaning set forth in the preamble.

"Company Business Employees" has the meaning set forth in Section 4.11(a).

"Company Bylaws" has the meaning set forth in Section 2.5.

"Company Common Stock" has the meaning set forth in Section 3.1(a).

"Company Contingent Worker" has the meaning set forth in Section 4.11(g).

"Company Disclosure Letter" has the meaning set forth in Article IV.

"Company Employee Plan" has the meaning set forth in Section 4.10(a).

"Company Leased Real Property" means all real property that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use, together with all buildings, structures, fixtures, and other improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

"Company Material Adverse Effect" means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has had or could reasonably be expected to (i) have in a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole; (ii) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; or (iii) result in a material impairment of the ability of Parent and its Subsidiaries to continue operating the business of the Company after the Closing; provided, however, that none of the following events, effects, or circumstances, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions; (B) any change in GAAP or applicable Law or the interpretation thereof; (C) any act of terrorism, war (whether or not declared), epidemic, disease outbreak, pandemic (including, but not limited to, any pandemic or epidemic related to COVID-19), national disaster or any national or international calamity affecting the United States.

"Company Material Contract" has the meaning set forth in Section 4.18(a).

"Company Preferred Stock" has the meaning set forth in Section 4.2(a).

"Company SEC Reports" has the meaning set forth in Section 4.6(a).

"Company Stock Plans" means the following plans, in each case as amended: 2015 Employee Incentive Plan.

"Company Stockholder Approval" has the meaning set forth in Section 4.23.

"Company Stockholder Meeting" has the meaning set forth in Section 6.8(b).

"Contract" means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note, or other written or oral and legally binding commitment or undertaking.

"DGCL" has the meaning set forth in Section 2.1.

"Disclosure Letter Update" has the meaning set forth in Section 6.12.

"Dissenting Shares" has the meaning set forth in Section 3.5.

"Effective Time" has the meaning set forth in Section 2.3.

"Environmental Laws" means all Laws, including federal, state, local, foreign, and international Laws, relating in any way to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), preservation or reclamation of natural resources, the climate, the presence, management or Release of or exposure to Hazardous Materials, or to human health and safety in respect of the foregoing, or the protection of endangered or threatened species.

"Environmental Liabilities" means all Liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in Contract, tort, implied or express warranty, strict Liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

"Environmental Permits" means all Permits necessary under Environmental Laws for the operations of a Party's respective business.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exchange Agent" has the meaning set forth in Section 3.6(a).

"Exchange Ratio" has the meaning set forth in Section 3.1(a).

"GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

"Governmental Authority" means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

"Hazardous Substance" means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, radioactive, or of similar classification, including petroleum or petroleum by-products, asbestos in any form, polychlorinated biphenyls, ozone-depleting substances, or any other hazardous or toxic substance or chemical substance or waste that is prohibited, limited or regulated under any Environmental Law.

"Indebtedness" means, with respect to any Person and without duplication: (a) any (i) indebtedness for borrowed money (including the current portion thereof), (ii) obligation relating to a letter of credit, bankers' acceptance, note purchase facility or similar instruments in each case to the extent drawn, (iii) obligation evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) obligation for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) obligation for all or any part of the deferred purchase price of property or services, including any "earn-out" or similar payments or any non-compete payments, (vi) obligation under interest rate swap, hedging or similar agreements, (vii) obligation for all accrued bonuses/commissions, including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such bonuses/commissions, (viii) obligation for any customer deposits, (ix) obligation for any severance obligations to any Person (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such severance obligations), (x) obligation for any trade or accounts payables to Affiliates or those aged thirty (30) days or more from the date of invoice or those with respect to the purchase of property items or (xi) obligation for any deferred rent Liabilities; or (b) any obligation of others described in clause (a) of this definition that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, "Indebtedness" includes (a) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties, and fees or expenses actually incurred (including attorney's fees) with respect to the prepayment of any Indebtedness, and (b) any and all amounts owed by any Party to any of its respective Affiliates.

"Intellectual Property" means and includes (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iv) nonpublic information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (vi) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (vii) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

"IRS" means the Internal Revenue Service.

"14c Information Statement" has the meaning set forth in Section 6.8(a).

"Knowledge" means:

(a)	an individual will be deemed to have "Knowledge" of a particular fact or matter: (i) if such individual has actual knowledge of such fact or matter or (ii) if such individual could reasonably have acquired actual knowledge of such fact or matter in the ordinary course of performance of such individual's employment with the Company or Parent, as applicable, after inquiry, with respect to such fact or matter.

"Liability" has the meaning set forth in Section 4.7(e).

"Lien" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

"Merger" has the meaning set forth in the preamble.

"Merger Consideration" has the meaning set forth in Section 3.1(a).

"Merger Sub" has the meaning set forth in the preamble.

"Merger Sub Board" has the meaning set forth in the preamble.

"Merger Sub Stock" has the meaning set forth in Section 3.2.

"Order" has the meaning set forth in Section 4.14(a).

"Organizational Documents" means, with respect to any Person, the charter, articles or certificate of incorporation, certificate of formation or organization, bylaws, or such other organizational, constituent, and/or governing documents and/or instruments of such Person.

"Outside Date" has the meaning set forth in Section 6.4(c).

"Parent" has the meaning set forth in the preamble.

"Parent Board" has the meaning set forth in the preamble.

"Parent Common Stock" has the meaning set forth in Section 3.1(a).

"Parent Contingent Worker" has the meaning set forth in Section 5.11(g).

"Parent Disclosure Letter" has the meaning set forth in Article V.

"Parent Material Adverse Effect" means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has had or could reasonably be expected to (i) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Parent and its Subsidiaries, taken as a whole; (ii) prevent, materially impede or materially delay the consummation by Parent of the Merger or the other transactions contemplated by this Agreement; or (iii) result in a material impairment of the ability of Parent and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Closing; provided, however, that none of the following events, effects or circumstances, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Parent Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions; (B) any change in GAAP or applicable Law or the interpretation thereof; (C) any act of terrorism, war (whether or not declared), epidemic, disease outbreak, pandemic (including, but not limited to, COVID-19), national disaster or any national or international calamity affecting the United States.

"Parent Material Contract" has the meaning set forth in Section 5.18(a).

"Parent Preferred Stock" has the meaning set forth in Section 5.2(a).

"Parent Stock Exchange" has the meaning set forth in Section 3.6(d).

"Parent Stockholder Approval" has the meaning set forth in Section 5.23.

"Parent Stockholder Meeting" has the meaning set forth in Section 6.8(c).

"Party" has the meaning set forth in the preamble.

"Parties" has the meaning set forth in the preamble.

"Permits" has the meaning set forth in Section 4.14(c).

"Permitted Lien" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries in the case of the Company or Parent or any of its Subsidiaries in the case of Parent or Merger Sub, or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports; (iv) pledges or deposits to secure obligations under workers' compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights-of -way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) Liens or security interests that arise from agreements entered into in accordance with Section 6.1 (in the case of the Company) or Section 6.2 (in the case of Parent or Merger Sub); (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not materially interfere with the Company's (in the case of the Company) or Parent's (in the case of Parent), use and enjoyment of real property or materially detract from or diminish the value thereof.

"Person" means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited Liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.

"Release" means any release, spill, leaking, dumping, pouring, emitting, emptying, pumping, discharge, injection, escaping, leaching, dispersal, disposal of or migration into or through the environment or within any building, structure, or facility.

"Representative" means, with respect to any Person, such Person's directors, officers, employees, lawyers, advisors and investment bankers.

"Request" has the meaning set forth in Section 6.4(b).

"Sarbanes-Oxley Act" has the meaning set forth in Section 4.6(a).

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Subsidiary" means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

"Superior Proposal" means any binding bona fide unsolicited written offer which did not result from a breach of Section 6.1(a) made by any Person (other than Parent or Merger Sub or any of their Affiliates) that, if consummated, would result in such Person acquiring, directly or indirectly, all of the outstanding shares of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, and which offer, in the reasonable judgment of the Company Board (after consultation with outside legal counsel and upon receipt of a written opinion of a financial advisor of nationally recognized reputation), (i) provides consideration that is more favorable to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement, including any changes to the terms of this Agreement proposed by Parent in response to such Person's offer or otherwise) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

"Surviving Company" has the meaning set forth in Section 2.1.

"Takeover Laws" has the meaning set forth in Section 6.7.

"Tax" or, collectively, "Taxes" means (i) any federal, state, provincial, local or foreign income, gross receipts, license, accumulated earnings, personal holding company, profits, windfall profits, workers' compensation, severance, payroll, employment, premium, excise, occupation, environmental, customs duties, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, stamp, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, duties, fees, levies, assessments or governmental charges or deficiencies thereof, in each case including any interest, penalty or addition thereto and (ii) any Liability for amounts of the type described in the immediately preceding clause (i) arising under any agreements or arrangements with any Person (including pursuant to Treasury Regulation Section 1.1502–6 or comparable provisions of state, provincial, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

"Tax Returns" means any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) required to be filed with a Governmental Authority.

"Termination Fee" has the meaning set forth in Section 8.3(b).

Section 1.2.       Interpretation. The words "hereof," "herein," "hereby," "herewith," and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases "the date of this Agreement," "the date hereof," "of even date herewith," and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Article II. The Merger.

Section 2.1.       The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the state of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with, and into the Company, the separate corporate existence of Merger Sub shall cease by operation of law, and the Company shall continue as the Surviving Company and wholly owned subsidiary of Parent.

Section 2.2.       The Closing. The Closing will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within seven (7) Business Days) after satisfaction or, to the extent permitted under this Agreement and by Law, waiver of all conditions to the Merger set forth in Article VII hereof other than those conditions that by their nature are to be satisfied at the Closing (such actual date of Closing, the "Closing Date"), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing will be held at the offices of the Parent or as otherwise may be agreed to in writing by the Parties.

Section 2.3.       Effective Time. As soon as practicable after the Closing, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the Parties shall agree in compliance with the DGCL and as shall be set forth in the Certificate of Merger (such time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time").

Section 2.4.       Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the tangible and intangible assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company as a wholly owned subsidiary of Parent, and all debts, Liabilities, and duties of the Company and Merger Sub shall become the separate debts, Liabilities, and duties of the Surviving Company, as a wholly owned subsidiary, all as provided under the DGCL. After the Closing, the Merger Sub shall cease existence by operation of law, and the Parent shall control the Company with the Surviving Company remaining as a wholly owned separate subsidiary of Parent.

Section 2.5.       Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company (the "Certificate of Incorporation") shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended as permitted by Law and this Agreement. The bylaws of the Company (the "Company Bylaws," together with the Certificate of Incorporation, the "Company Organizational Documents"), as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Company until thereafter amended as permitted by Law and this Agreement.

Section 2.6.       Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company.

Article III. Effect of the Merger on Capital Stock; Payment of Consideration; Appraisal Rights.

Section 3.1.       Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)	except as otherwise provided in Section 3.1(b) (Treasury Stock), Section 3.1(c) (Surviving Company Stock), each three hundred (300) shares of common stock of the Company, par value $0.00001 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one (1) (the "Exchange Ratio") fully paid and nonassessable share of common stock, par value $0.001 per shares, of Parent (the "Parent Common Stock"), such shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant to this subclause (a) the "Merger Consideration";
(b)	Upon the consummation of the Merger, each shareholder of Company Common Stock shall receive, as a result of the exchange of shares, a number of shares of Parent Common Stock such that the Shareholder's ownership interest in the merged entity shall be not less than the greater of either: (i) One hundred (100) shares of Parent Common Stock post-Merger, or (ii) The number of shares of Parent Common Stock that represents a value of at least $2,500. In the event that the Exchange Ratio calculated pursuant to the terms of the Merger would result in a number of Parent Common Stock such that the Shareholder's ownership interest would be less than the greater of the amounts specified in sub-clauses (i) or (ii) above, the Exchange Ratio shall be adjusted upward to ensure compliance with this ownership guarantee. Notwithstanding the foregoing, if any legal or regulatory requirement or limitation prevents the full implementation of this ownership guarantee, the parties shall negotiate in good faith to develop an alternative mechanism that achieves an exact economic result for the shareholders of Company Common Stock.
(c)	each share of Company Common Stock owned solely by the Company as treasury stock or owned solely by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and cease to exist, and no consideration shall be paid with respect thereto; and
(d)	each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.00001 per share, of the Surviving Company ("Surviving Company Stock") such that each such Subsidiary owns the same percentage of the Surviving Company immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

Section 3.2.       Conversion of Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of common stock, $0.001 par value of Merger Sub (the "Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Surviving Company Stock, with the same rights, powers and privileges of the shares so converted. From and after the Effective Time, all certificates representing Merger Sub Stock shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

Section 3.3.       Adjustments. If during the period between the date of this Agreement and the Effective Time there shall be any change in the number or classification of outstanding shares of Company Common Stock or Parent Common Stock as the result of any issuance, reclassification, recapitalization, stock dividend, stock distribution, stock split, reverse stock split, combination, exchange or readjustment of shares, or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such change; provided, that nothing in this Section 3.3 shall be construed as permitting the Company to take any action otherwise prohibited or restricted by this Agreement.

Section 3.4.       Dissenting Shares. Pursuant to Section 262 of the DGCL (8 Del. C. §262(b)(1), each holder of Company Common Stock and Parent Common Stock irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to dissent from the Merger and to demand appraisal of their shares of Company Common Stock or Parent Common Stock, as applicable, under Section 262 (8 Del. C. §262(b)(1) of the DGCL or any similar provision of law in any jurisdiction, and agrees not to perfect or pursue any rights of appraisal or dissent with respect to the Merger. No Company or Parent Stockholder shall, after the Effective Time of the Merger, seek, initiate, or otherwise participate in any legal action, proceeding, or claim for appraisal, dissent, or similar relief with respect to their shares of Company Common Stock or Parent Common Stock, as applicable, in connection with the Merger, whether under the DGCL or any similar provision of law in any jurisdiction.

Section 3.5.       Payment for Shares.

(a)	Prior to the Effective Time, Parent shall designate a transfer agent registered with the Securities and Exchange Commission to act as agent (the "Exchange Agent") for the exchange of the Merger Consideration to the holders of certificates representing shares of Company Common Stock (the "Certificates") and uncertificated shares of Company Common Stock (the "Book-Entry Shares"). At the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the stock transfer records of the Company. From time to time after the Effective Time, Parent shall make available, or cause the Surviving Company to make available, to the Exchange Agent (i) Book Entry Shares or Certificates, as the case may be, in amounts and at the times necessary for the exchange of the Merger Consideration pursuant to Section 3.1(a) (the "Exchange Schedule").
(b)	Promptly after the Effective Time, Parent or the Surviving Company shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Common Stock at the Effective Time: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss and bond as provided in Section 3.6(e)) or Book-Entry Shares, together with such letter of transmittal duly and validly completed and executed, and such other customary documents as may reasonably be requested by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the number of common shares equal to the Merger Consideration such holder has the right to receive pursuant to Section 3.1(a). If payment of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Share surrendered is registered, as further conditions of exchange (i) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (ii) the Person requesting such exchange shall pay any transfer or other fees required by reason of the payment to a Person other than the registered holder of the Certificate surrendered. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.5, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive the Merger Consideration in accordance with the terms hereof. No cash shall be paid in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 3.6(d) of this Agreement. At the Effective Time, the Company shall not be subject to or required to pay any dividends or distributions to which any such holder is entitled pursuant to Section 3.5(c) of this Agreement.
(c)	All shares of Parent Common Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time, and whenever Parent declares a dividend or other distribution in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any un-surrendered Certificate or un-transferred Book Entry Shares until the holder of such Certificate or Book-Entry Shares shall surrender such Certificate or transfer such Book-Entry Shares in accordance with this Article III. Subject to the effect of applicable Laws, following the surrender of any such Certificate or transfer of Book-Entry Shares, there shall be paid to such holder, shares of Parent Common Stock issuable in exchange therefor, (a) promptly after the time of such surrender, the amount of any dividends or other distributions of Parent Common Stock to which such holder is entitled pursuant to Section 3.1 with a record date after the Effective Time that was paid prior to the time of such surrender or transfer with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date after payment of the Merger Consideration, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such shares of Parent Common Stock.
(d)	No certificates or scrip representing fractional shares of Parent Common Stock or Book-Entry Shares of the same shall be issued upon the surrender (or transfer for exchange) of Certificates or Book-Entry Shares for Merger Consideration, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(e)	If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such amount as the Surviving Company or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration in respect of such Certificate and any dividends or distributions, if any, with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.5(c) of this Agreement.

Section 3.6.       Existing Equity Awards Under the Company Stock Plan.

(a)	There exist no Company unvested options to purchase shares of Company Common Stock granted pursuant to the terms of any Company Stock Plan that are outstanding immediately prior to the Effective Time.
(b)	There exist no Company unvested awards of restricted stock units granted pursuant to the terms of any Company Stock Plan or agreement that are outstanding as of immediately prior to the Effective Time.

Article IV. Representations and Warranties of the Company.

The Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1.       Organization; Corporate Power; Corporate Records. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, reasonably material. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified, licensed, or in good standing when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, reasonably material. The Company has heretofore made available to Parent a correct and complete copy of the Company's Organizational Documents, and each as so delivered is in full force and effect. The Company has made available to Parent on, or prior to the date of this Agreement complete and correct copies of the Organizational Documents, each as amended to the date of this Agreement, of each of its Subsidiaries, and each as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Organizational Documents. The minute books of the Company contain true, complete, and accurate records of all meetings and consents in lieu of meetings of the Company Board and any committees thereof (or Persons performing similar functions) since the time of its incorporation. The stock ledgers of the Company are true, complete, and accurate.

Section 4.2.       Capitalization.

(a)	The authorized capital stock of the Company consists of 500,000,000 shares of "Company Common Stock," par value $0.00001 per share, and 5,000,000 shares of preferred stock of the Company, par value $0.01 per share (the "Company Preferred Stock"). At the close of business on the Business Day immediately preceding the date of this Agreement:
(1)	171,402,938 shares of Company Common Stock were issued and outstanding.
(2)	No shares of Company Preferred Stock were issued and outstanding.
(3)	No shares of Company Common Stock or Company Preferred Stock were held in the Company's treasury.
(4)	No shares of Company Common Stock were reserved for issuance pursuant to any outstanding contractual employee stock awards and granted under the Company Stock Plan or applicable employee contract; and

(5)	No shares of Company Common Stock were subject to any outstanding Company-restricted stock units granted under the Company Stock Plan.
(6)	No shares of Company Common Stock were subject to and options granted under the Company Stock Plan.
(b)	All the shares of Company Common Stock outstanding are, and all shares that have been issued pursuant to the Company Stock Plan were duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights.
(c)	There are on the date hereof no other outstanding shares of capital stock of, or other equity or voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Company Common Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding obligations to purchase, redeem, or otherwise acquire any company securities described in clauses (i), (ii), and (iii) hereof.

Section 4.3.       Subsidiaries.

(a)	Section 4.3(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization, its address, and each jurisdiction in which it is authorized to conduct or conduct business. Each Subsidiary of the Company is a corporation, partnership, limited liability company, or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as currently conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.
(b)	All the outstanding shares of capital stock of, or other equity or voting interests in each such Subsidiary are owned by the Company, by one or more wholly-owned Subsidiaries of the Company or by the Company and one or more wholly-owned Subsidiaries of the Company, free and clear of all pledges, claims, Liens, charges, options, security interests or other encumbrances of any kind, except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.4.       Corporate Authorization.

(a)	The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the Company Board and, except for obtaining the Company Stockholder Approval by majority consent, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid, and binding agreement of the Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity.
(b)	The Company Board (at a meeting or meetings duly called and held, at which all directors of the Company were present or participated and voted) has unanimously adopted resolutions (i) declaring that this Agreement, the Merger, and the other transactions contemplated hereby are advisable and in the best interests of the Company's stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the Merger Consideration to be paid to the Company's stockholders is fair to such stockholders, (iv) resolving to recommend adoption of this Agreement by the stockholders of the Company (the "Board Recommendation") and (v) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote approving the Merger by majority consent of the Company's stockholders and, as of the date of this Agreement, such consent have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.5.       Non-Contravention; Filings and Consents.

(a)	The execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):
(1)	contravene conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries.
(2)	assuming compliance with the matters referred to in Section 4.3 and that the Company Stockholder Approval is obtained, contravenes, conflicts with, or results in a violation or breach of any provision of any applicable Law or Order.
(3)	require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected; or
(4)	result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.
(b)	The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or Permit of, action by, filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of Antitrust Laws, and (iii) the filing with the SEC of the 14c Information Statement and the Form S-4, and declaration of effectiveness of the Form S-4, and the filing with the SEC of such reports under, and such other compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities Laws, or the NASDAQ stock exchange.

Section 4.6.       SEC Filings; Sarbanes-Oxley Act; Listing Requirements.

(a)	Since May 14, 1996, the Company has filed all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC, each of which when filed, and if applicable, as finally supplemented, modified or amended, complied as of its respective filing date with the then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") (such documents, together with all information incorporated therein by reference, the "Company SEC Reports"). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent not available on the SEC website, the Company has made available to Parent complete and correct copies of the Company SEC Reports. The Company will file prior to the Effective Time all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with the SEC prior to such time. No Subsidiary of the Company is required to file or furnish any forms, reports, statements, schedules, or other documents with or to the SEC.

(b)	As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC, and (ii) none of the Company SEC Reports is subject to SEC review.
(c)	No executive officer of the Company has failed in any respect to make the certifications required of such officer required by Rule 13a-14 or 15d-14 under the Exchange Act and under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports. Each such certification, when filed, was true and accurate and complied with the applicable requirements of the Sarbanes-Oxley Act.
(d)	The Company is, and since May 14, 1996, has followed the applicable listing and corporate governance rules and requirements of its applicable exchange listed on the OTC Markets.

Section 4.7.       Financial Statements; Internal Controls.

(a)	The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included or incorporated by reference in the Company SEC Reports ("Company Financial Statements"):
(1)	fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders' equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto); and
(2)	were prepared in accordance with GAAP throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto). All the Company's Subsidiaries are consolidated for accounting purposes.
(b)	The Company's system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed and maintained to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and directors of the Company, and (iii) that any unauthorized use, acquisition or disposition of the Company's assets that would materially affect the Company's financial statements would be detected in a timely manner or prevented. The Company has disclosed to the Company's auditors or the audit committee of the Company's board of directors that its current internal controls over financial reporting are not effective and that there are "significant deficiencies" or "material weaknesses" in the design or operation of the Company's internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information. There has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Neither the Company nor any of the Subsidiaries are a party to or has any commitment to become a party to any "off-balance sheet arrangements" that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.
(c)	Subject to the Company's efforts to mitigate identified weaknesses in internal controls over financial reporting, the Company maintains its "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed and intended to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. None of the Company or any of its Subsidiaries has outstanding or has arranged any outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)	Since May 14, 1996, the Company and its officers and directors have complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.
(e)	There is no liability, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise (any such liability, debt or legally binding commitment or obligation, a "Liability") of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, against the Company or any of its Subsidiaries, and whether or not required to be disclosed, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or Liabilities of, the Company or any of its Subsidiaries, except for Liabilities and obligations reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, or (c) under any Company Material Contract or not required to be disclosed in the schedules (other than any such liability, debt or obligation resulting from a breach or a default thereunder).

Section 4.8.       Absence of Certain Changes. The Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement, and neither the Company nor any of its Subsidiaries have taken any action that, if taken after the date hereof without the consent of Parent, would constitute a breach of Section 6.1(a)(2), Section 6.1(a)(3), Section 6.1(a)(10), Section 6.1(a)(11), Section 6.1(a)(12), Section 6.1(a)(13) or Section 6.1(a)(15) of Section 6.1(a).

Section 4.9.       Form S-4 and 14c Information Statement. The information relating to the Company and its Subsidiaries that the Company or its Representatives provide for inclusion in the Form S-4 and the Form 14c Information Statement in connection with the Merger will not (i) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (ii) in the case of the Form 14c Information Statement, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company makes no representation or warranty with respect to information supplied in writing by Parent or Merger Sub expressly for inclusion therein. The Form S-4 and Form 14C Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder.

Section 4.10.   Employee Benefit Plans.

(a)	Section 4.10(a) of the Company Disclosure Letter lists each "employee benefit plan" or agreement sponsored or maintained by the Company, including any bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs (each, a "Company Employee Plan." Except as required by applicable Law or the terms of an Employee Plan, neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new material Company Employee Plan or to amend in any material respect an existing Company Employee Plan. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of:
(1)	the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any Company Employee Plan that is not in writing and all other written communications (or a description of all oral communications) by the Company or any of its Subsidiaries to their respective employees concerning the extent of the benefit provided under a Company Employee Plan.
(b)	The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:
(1)	result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant, or independent contractor of the Company or any of its Subsidiaries, or cause or create any right to the forgiveness of Indebtedness owed by any employee to the Company or any of its Subsidiaries.
(2)	increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Company Employee Plan or other employment arrangement, or result in the payment of any amount that would not be deductible by reason of Section 280G of the Code; or
(3)	result in any violation or breach of or default under or limit the ability of the Company or any of its Subsidiaries to amend, modify, or terminate any benefit plan or other employee benefits agreement.

Section 4.11.   Labor and Employment Matters.

(a)	Section 4.11(a)(1) of the Company Disclosure Letter contains a complete and accurate list of the following information, as applicable, for each current employee of the Company and its Subsidiaries, including each employee on leave of absence or other non-active status (collectively, "Company Business Employees"): name, employing entity, workplace location, job title, date of hire, service reference date (if different from the date of hire), exempt or non-exempt classification under the Fair Labor Standards Act, active or non-active status, work visa status, current base salary or wage rate, prior year base salary or wage rate, current incentive compensation target, prior year incentive compensation target, prior year incentive compensation earned, current commission rate and commissions earned year to date, prior year commission rate and prior year commissions earned, accrued but unused paid time off, and accrued deferred compensation.
(b)	No current or former employees of the Company or any Subsidiary are or have been represented by a union or similar employee organization with respect to such employment. Neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to, or is currently negotiating in connection with entering into any collective-bargaining agreement or understanding with a labor union or organization.
(c)	The Company and each Subsidiary have complied with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all of their respective current employees, including such Laws relating to wages, hours, discrimination in employment, whistleblower protections, retaliation, worker classification, workplace safety, and health, immigration, employee data privacy and security, tax withholding and reporting, workers' compensation, unemployment insurance, and employment termination.
(d)	Neither the Company nor any of its Subsidiaries is delinquent in payments to any Company Business Employee or other individual who has performed services for the Company for wages, salaries, commissions, bonuses, fees, or other compensation for any services performed.
(e)	Neither the Company nor any of its Subsidiaries have any pending claim with respect to any misclassification of any Person as an independent contractor, temporary employee, leased employee, or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or any Subsidiary (each, a "Company Contingent Worker") and no Company Contingent Worker has been improperly excluded from any Company Employee Plan.
(f)	Each of the Company and its Subsidiaries has taken reasonable steps to protect Company Business Employees and Company Contingent Workers in the workplace with respect to COVID-19 and have not otherwise experienced any material employment-related Liability with respect to COVID-19 or any COVID-19 Measure.

Section 4.12.   Litigation. Except as set forth in Section 4.12 of the Company Disclosure Letter, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries are subject to any outstanding Order (i) that prohibits the Company or any of its Subsidiaries from conducting its business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.13.   Tax Matters.

(a)	The Company and each of its Subsidiaries have timely filed all Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries, and all such Tax Returns are true, correct, and complete. The Company has made available to Parent all correct and complete copies of all income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by the Company for all periods beginning with the fiscal year ended December 31, 2022, and all other material Tax Returns for which the applicable statute of limitations has not yet expired. The Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them as shown on such Tax Returns, except with respect to matters contested in good faith and which have been adequately reserved against in accordance with GAAP.
(b)	There are no audits, examinations, disputes, or other proceedings with respect to Taxes of the Company or any of its Subsidiaries, and no such audit, examination, dispute or other proceeding is pending or threatened by a Governmental Authority. None of the Company or any of its Subsidiaries has received any claim from any Governmental Authority in a jurisdiction where it does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No deficiency or claim for Taxes against the Company or any of its Subsidiaries has been claimed, proposed, or assessed by any Governmental Authority with respect to the Company, nor, to the Knowledge of the Company, has such a claim or deficiency been threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries. All deficiencies for Taxes asserted or assessed against the Company and its Subsidiaries have been fully and timely paid, settled or properly reserved for and reflected on the Company Financial Statements.

(c)	There are no Liens with respect to Taxes on the assets or business of the Company or any of its Subsidiaries other than Permitted Liens.
(d)	The Company and each of its Subsidiaries have duly and timely withheld any amounts owed with respect to employees, independent contractors, creditors, stockholders, foreign corporations, nonresident aliens, foreign corporations, third parties, and United States real property interests and have duly and timely paid proper and accurate amounts to the appropriate Governmental Authority for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).
(e)	Neither the Company nor any of its Subsidiaries is aware of the existence of any fact or circumstance or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code (I.R.C. § 368(a)).

Section 4.14.   Compliance with Laws and Permits.

(a)	The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals, and franchises from Governmental Entities required to conduct their businesses as currently conducted ("Permits"), and such Permits are valid and in full force and effect. The Company and each of its Subsidiaries follow the terms of such Permits and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 4.15.   Environmental Matters.

(a)	Except as set forth in Section 4.15(a) of the Company Disclosure Letter:
(1)	each of the Company and its Subsidiaries is and has followed all applicable Environmental Laws.
(2)	There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.
(3)	Neither the Company nor its Subsidiaries have received any notice of or entered into or assumed, by contract or operation of Law or otherwise, any obligation, Liability, Order, or settlement relating to or arising under Environmental Laws.
(4)	no facts, circumstances, or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, and
(5)	there have been no Releases of Hazardous Materials on properties since they were owned, operated, or leased by the Company or any of its Subsidiaries (or previously).

Section 4.16.   Intellectual Property.

(a)	The Company and each of its Subsidiaries owns or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens), all duly registered Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any third party. Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all issued patents, registered trademarks, registered trade names, registered service marks, registered copyrights, and in each case applications therefor, and domain names and applications, if any, owned by or licensed to the Company or any of its Subsidiaries as of the date of this Agreement.

(b)	None of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation, or proceeding pending or, to the Knowledge of the Company, threatened with respect to, and neither the Company nor any of its Subsidiaries have been notified in writing of, any possible infringement or other violation by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any Person and, to the Knowledge of the Company, there is no valid basis for any such claim.
(c)	To the Knowledge of the Company, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries.

Section 4.17.   Real Property Leases.

(a)	The Company and each of its Subsidiaries have valid leasehold interests in real property and tangible assets used in the conduct of its business.
(b)	Section 4.17(b) of the Company Disclosure Letter sets forth a complete and correct list of real property currently leased by the Company or any of its Subsidiaries, including the terms of each lease (each a "Company Leased Real Property") and the Company has made available to Parent true, correct, and complete copies of each of the Contracts relating to such Company Leased Real Property. Each Company Leased Real Property is in good condition and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties and satisfactorily serves the purposes for which it is used in the business of the Company and its Subsidiaries.

Section 4.18.   Material Contracts.

(a)	Section 4.18(a) of the Company Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub true, correct, and complete copies of each of the following contracts (each, a "Company Material Contract") to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets (excluding leases, subleases or other agreements for Company Leased Real Property, all of which Contracts are disclosed in Section 4.17(b) of the Company Disclosure Letter, and excluding Company Employee Plans, all of which are disclosed in Section 4.10(a) of the Company Disclosure Letter), including full and accurate summaries of the material terms and conditions of any and all oral Contracts of the Company:
(1)	any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.
(2)	any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments by the Company in excess of $100,000, including any and all purchase orders; or (B) which give rise to anticipated receipts by the counterparty to the Contract of more than $100,000 in any calendar year, in each case that cannot be terminated on more than ninety (90) days' notice without payment by the Company of a penalty in excess of $100,000;
(3)	any Contract involving the obligation of the Company to sell products or services pursuant to which the aggregate payments to become due to the Company exceeds $250,000 annually.
(4)	any Contract relating to the acquisition or disposition of any material business (whether by merger, stock sale, asset sale, or otherwise) pursuant to which the Company has material continuing obligations following the date of this Agreement.
(5)	any Contract relating to any swap, forward, futures, warrant, option, or other derivative transaction.
(6)	any Contract appointing an agent to act on behalf of the Company or any power of attorney.
(7)	any option, license, franchise, or similar Contract.

(8)	any employment, severance, retention, change in control, or similar Contract with any current or former director, officer, or employee with the title of [vice-president] or higher of the Company in respect of which the Company has or could reasonably be expected to have ongoing payment obligations after the Closing Date.
(9)	any Contract between the Company, on the one hand, and any of its Affiliates, on the other hand.
(10)	any Contract containing provisions that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the Surviving Company and its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company's services or products (including any non-compete, exclusivity, "most-favored-nation" or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;
(11)	any Contract that provides for or governs the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership; and
(12)	except for arrangements entered into solely among wholly owned Subsidiaries of the Company, any Contract that relates to Indebtedness having an outstanding principal amount in excess of $100,000 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract are greater than $100,000.
(b)	Each Company Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. The Company, its Subsidiaries and, to the Knowledge of the Company, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Company Material Contract. There is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.

Section 4.19.   Anticorruption. The Company and each of its Affiliates, including their employees, directors, agents, or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause the Company or any of its Affiliates to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to the Company or any of its Affiliates (collectively with the FCPA, the "Anticorruption Laws").

Section 4.20.   Insurance. The Company and its Subsidiaries maintain policies of insurance, including property, fire, workers' compensation, products liability, and other casualty and Liability insurance, that is in form and amount as customary for the Company's and its Subsidiary's types of business and as may be additionally required under the terms of any Contract or agreement.

Section 4.21.   Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person whose fees and expenses shall be paid by the Company is or shall be entitled to receive any brokerage, finder's, financial advisors, transaction, or other fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 4.22.   Stockholder Approval Requirement. The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the DGCL (8 Del. C. § 251)) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding shares of the Company Common Stock (the "Company Stockholder Approval"). No other vote of the stockholders of the Company is required by Law or the Company's Organizational Documents.

Section 4.23.   State Takeover Statutes. The Company has taken all actions necessary to exempt the Merger, this Agreement, and the other transactions contemplated by this Agreement from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL (8 Del. C. § 203). No other anti-takeover or other similar statute or regulation applies to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, the Company does not have in effect any "poison pill" or shareholder rights plan.

Section 4.24.   Sufficiency of Assets. The assets that the Company and its Subsidiaries will continue to have good and valid title to, or the right to use, following the Closing constitute all of the assets satisfactory for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted. The structures and material equipment included in such assets are in satisfactory repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use in all material respects. There are no facts or conditions affecting any assets material to the Company that interfere with the use, occupancy, or operation of such assets in any material respect.

Section 4.25.   Full Disclosure. No representation or warranty of the Company in this Agreement or in any exhibit, certificate, or schedule attached or furnished, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. All such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date. The Company has no Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement, the Company SEC Filings.

Article V. Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1.       Organization; Corporate Power; Corporate Records. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, reasonably material. Parent is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified, licensed, or in good standing when taken together with all other such failures, is not, and would not reasonably be expected to be, individually or in the aggregate, reasonably material. Parent has heretofore made available to the Company a correct and complete copy of Parent's Organizational Documents") and each as so delivered is in full force and effect. Parent has made available to the Company on, or prior to the date of this Agreement complete and correct copies of the Organizational Documents, each as amended to the date of this Agreement, of Merger Sub, and each as so delivered are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its respective Organizational Documents. The minute books of Parent contain true, complete, and accurate records of all meetings and consents in lieu of meetings of the Parent Board and any committees thereof (or Persons performing similar functions), since the time of its incorporation. The stock ledgers of Parent are true, complete, and accurate.

Section 5.2.       Capitalization.

(a)	The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock (the "Parent Common Stock") and 1,000 shares of preferred stock ("Parent Preferred Stock"). At the close of business on the Business Day immediately preceding the date of this Agreement:
(1)	50,000,000 shares of Parent Common Stock were issued and outstanding.
(2)	No shares of Parent Preferred Stock were issued and outstanding.
(3)	No shares of Parent Common Stock or Parent Preferred Stock were held in Parent's treasury.

(4)	No shares of Parent Common Stock were reserved for issuance pursuant to outstanding employee stock options and granted under Parent Stock Plans; and
(5)	No shares of Parent Common Stock were subject to outstanding Company restricted stock units.
(b)	All the shares of Parent Common Stock outstanding are duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights.
(c)	As of the date hereof neither Parent nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any company securities.

Section 5.3.       Subsidiaries.

(a)	Section 5.3(a) of the Parent Disclosure Letter sets forth a complete and correct list of each Subsidiary of Parent, its place and form of organization, its address and each jurisdiction in which it is authorized to conduct or actually conducts business. Each Subsidiary of Parent is a corporation, partnership, limited liability company, or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as currently conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.
(b)	All the outstanding shares of capital stock of, or other equity or voting interests in each such Subsidiary are owned by Parent, by one or more wholly owned Subsidiaries of Parent or by Parent and one or more wholly owned Subsidiaries of Parent, free and clear of all pledges, claims, Liens, charges, options, security interests or other encumbrances of any kind, except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 5.4.       Corporate Authorization.

(a)	Parent has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Parent Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery, and performance by Parent of this Agreement, and the consummation by Parent of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the Parent Board and, except for obtaining Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity.

(b)	The Parent Board (at a meeting or meetings duly called and held, at which all directors of Parent were present or participated and voted) has unanimously adopted resolutions (i) declaring that this Agreement, the Merger, and the other transactions contemplated hereby are advisable and in the best interests of Parent's stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the Merger Consideration to be paid to Parent's stockholders is fair to such stockholders, (iv) resolving to recommend adoption of this Agreement by the stockholders of Parent and (v) directing that the adoption of this Agreement, the Merger, and the other transactions contemplated hereby be submitted to a vote of Parent's stockholders at Parent Stockholder Meeting, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 5.5.       Non-Contravention; Filings and Consents.

(a)	The execution, delivery, and performance by Parent of this Agreement or the consummation by Parent of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):
(1)	contravene conflict with, or result in any violation or breach of any provision of Parent's Organizational Documents.
(2)	assuming compliance with the matters referred to in Section 5.3 and that Parent Stockholder Approval is obtained, contravenes, conflicts with, or results in a violation or breach of any provision of any applicable Law or Order.
(3)	require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent or any Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected; or
(4)	result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries.
(b)	The execution, delivery, and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby by Parent do not and will not require any consent, approval, authorization, or Permit of, action by, filing with, or notification to, any Governmental Authority, other than the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business.

Section 5.6.       SEC Filings; Sarbanes-Oxley Act; Listing Requirements.

(a)	The Parent is not subject to reporting under the 1933 or 1934 Securities Acts.

Section 5.7.       Financial Statements; Internal Controls. Parent was incorporated July 3, 2023, and has not generated revenues from operations to date or financial statements.

Section 5.8.       Absence of Certain Changes. Since July 3, 2023, through the date of this Agreement, (a) there has not been a Parent Material Adverse Effect, (b) Parent has conducted its business only in the ordinary course of business, except for actions taken in respect of this Agreement, and (c) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of the Company, would constitute a breach of clause Section 6.1(a)(2), Section 6.1(a)(3), Section 6.1(a)(10), Section 6.1(a)(11), Section 6.1(a)(12), Section 6.1(a)(13) or Section 6.1(a)(15).

Section 5.9.       Form S-4 and 14c Information Statement. The information relating to Parent and its Subsidiaries that is provided by Parent or its Representatives for inclusion in the Form S-4 and 14c Information Statement in connection with the Merger will not (i) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (ii) in the case of the 14c Information Statement, at the date it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to information supplied in writing by the Company expressly for inclusion therein. The Form S-4 and 14c Information Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder.

Section 5.10.   Employee Benefit Plans. As of the date hereof, neither Parent nor subsidiary has any Employee Benefit Plans.

Section 5.11.   Labor and Employment Matters.

(a)	Neither Parent nor subsidiary has any employees.
(b)	No independent contractor performing services for Parent or any Subsidiary is bound by any contract that purports to limit the ability of such Person to engage in any activity, services, duties, or practice on behalf of the Company or any Subsidiary. No Parent Business Contractor holding a management or executive position has notified Parent or any Subsidiary of an intention to resign, retire or otherwise terminate his or her engagement prior to the Closing or in connection with the transactions contemplated hereby nor, to the Knowledge of Parent, does any such Parent Business Contractor have an intention to do so.
(c)	Neither Parent nor any of its Subsidiaries has any Liability with respect to any misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or any Subsidiary (each, a "Parent Contingent Worker").

Section 5.12.   Litigation. There is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order (i) that prohibits Parent or any of its Subsidiaries from conducting its business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.13.   Tax Matters.

In light of the development stage operations of Parent and Subsidiary, and in accordance with applicable tax laws and regulations, Parent and Subsidiary hereby acknowledges and represents that no federal, state, or local tax return is due or required to be filed by Parent and Subsidiary for the taxable periods ending on or prior to the Closing Date of the Transaction.

Section 5.14.   Compliance with Laws; Permits.

(a)	Neither Parent nor Subsidiary is or has been since July 3, 2023, in conflict with, in default or, with notice, lapse of time, or both, would be in default, with respect to or in violation of any Law or Order applicable to Parent or Subsidiary or by which any property or asset of Parent or Subsidiary is bound or affected.
(b)	Neither Parent nor Subsidiary has received any written notice since July 3, 2023:
(1)	of any default or violation as described in clause Section 4.14(a) above.
(2)	of any administrative, civil, or criminal investigation or audit by any Governmental Authority relating to Parent or Subsidiary; or
(3)	from any Governmental Authority alleging that the Parent or Subsidiary is not in compliance with any applicable Law or Order.
(c)	Parent and Subsidiary have all Permits, and such Permits are valid and in full force and effect. Parent and each of its Subsidiaries follow the terms of such Permits and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 5.15.   Environmental Matters.

(a)	Except as set forth in Section 5.15(a) of the Parent Disclosure Letter:
(1)	each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws;
(2)	there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries ;

(3)	neither Parent nor its Subsidiaries have received any notice of or entered into or assumed, by contract or operation of Law or otherwise, any obligation, Liability, Order, or settlement relating to or arising under Environmental Laws.
(4)	no facts, circumstances, or conditions exist that would reasonably be expected to result in Parent and its Subsidiaries incurring Environmental Liabilities, and
(5)	there have been no Releases of Hazardous Materials on properties since they were owned, operated, or leased by Parent or Subsidiary (or previously).

Section 5.16.   Intellectual Property.

(a)	Parent and Subsidiary owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any third party.
(b)	None of Parent or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation, or proceeding pending or, to the Knowledge of Parent, threatened with respect to, and neither Parent nor Subsidiary has been notified in writing of, any possible infringement or other violation by Parent or Subsidiary or any of its or their products or services of the Intellectual Property rights of any Person and, to the Knowledge of Parent, there is no valid basis for any such claim. There is no investigation pending or, to the Knowledge of Parent, threatened with respect to any possible infringement or other violation by Parent or Subsidiary or any of its or their products or services of the Intellectual Property rights of any Person.

Section 5.17.   Real Property.

(a)	Parent and Subsidiary has no fee interest in real property or in leased property used in the conduct of its business.

Section 5.18.   Material Contracts.

(a)	Parent has made available to the Company true, correct and complete copies of each of the following contracts (each, a "Parent Material Contract") to which Parent or Subsidiaries are a party or which bind or affect their respective properties or assets:
(1)	any Contract that would be required to be filed by Parent as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K.
(2)	any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments by Parent in excess of $100,000, including any and all purchase orders; or (B) which give rise to anticipated receipts by the counterparty to the Contract of more than $100,000 in any calendar year, in each case that cannot be terminated on more than ninety (90) days' notice without payment by Parent of a penalty in excess of $100,000;
(3)	any Contract involving the obligation of Parent to sell products or services pursuant to which the aggregate payments to become due to Parent exceeds $100,000 annually.
(4)	any option, license, franchise or similar Contract.

(5)	any employment, severance, retention, change in control or similar Contract with any current or former director, officer or employee with the title of vice-president or higher of Parent in respect of which Parent has or could reasonably be expected to have ongoing payment obligations after the Closing Date;
(6)	any Contract containing provisions that limit the ability of Parent or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Company or any of its Subsidiaries, including the Surviving Company and its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of Parent's services or products (including any non-compete, exclusivity, "most-favored-nation" or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;
(7)	except for arrangements entered into solely among wholly owned Subsidiaries of Parent, any Contract that relates to Indebtedness having an outstanding principal amount in excess of $1,000,000 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of Parent and its Subsidiaries under such contract are greater than $1,000,000.
(b)	Each Parent Material Contract is valid and binding on Parent or the Subsidiary of Parent that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. Parent, its Subsidiaries and, to the Knowledge of Parent, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Parent Material Contract. There is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party thereto.

Section 5.19.   Anticorruption. Parent and each of its Affiliates, including their employees, directors, agents, or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Parent or any of its Affiliates to be in violation of any Anticorruption Laws. Parent and its Affiliates, including their employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any "foreign official" as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Parent and each Affiliate has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 5.20.   Insurance. Parent and Subsidiary currently maintain no policy of insurance.

Section 5.21.   Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to receive any brokerage, finder's, financial advisors, transaction, or other fee or commission in connection with this Agreement.

Section 5.22.   Stockholder Approval Requirement. The only vote of the stockholders of Parent required to adopt the agreement of merger (as such term is used in Section 251 of the DGCL (8 Del. C. § 251) and §78:320 of the Nevada Revised Statutes) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding shares of the Parent Common Stock (the "Parent Stockholder Approval"). No other vote of the stockholders of the Parent is required by Law or the Parent's Organizational Documents.

Section 5.23.   State Takeover Statutes. Parent has taken all actions necessary to exempt the Merger, this Agreement, and the other transactions contemplated by this Agreement from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL (8 Del. C. § 203). No other anti-takeover or other similar statute or regulation applies to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, Parent does not have in effect any "poison pill" or shareholder rights plan.

Section 5.24.   Sufficiency of Assets. The assets that Parent and Subsidiary will continue to have good and valid title to, or the right to use, following the Closing constitute all of the assets satisfactory for the conduct of the business and operations of Parent and Subsidiary as currently conducted. There are no facts or conditions affecting any assets material to the Company that interfere with the use, occupancy, or operation of such assets in any material respect.

Section 5.25.   Full Disclosure. No representation or warranty of Parent in this Agreement or in any exhibit, certificate, or schedule attached or furnished, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. All such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date. Parent has no Knowledge of any fact that has specific application to Parent (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition, or results of operations of Parent that has not been set forth in this Agreement.

Article VI. Covenants.

Section 6.1.       Conduct of Business of the Company and Parent Pending the Merger.

(a)	The Company covenants and agrees that during the period from the date of this Agreement until the Effective Time, except with the prior written consent of Parent, or as expressly contemplated by this Agreement, or as required by Law and to the extent consistent therewith, use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of the Company's and its Subsidiaries' present employees, agents and consultants. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except with the prior written consent of Parent, or as expressly contemplated by this Agreement, or as required by Law, the Company will not and will not permit its Subsidiaries to:
(1)	amend or propose any change to the Company's Organizational Documents or other similar governing documents.
(2)	merge or consolidate the Company or any of its Subsidiaries with any other Person.
(3)	acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement.
(4)	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of the Company Common Stock or other Company stock or stock of any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;
(5)	create or incur any Lien on any assets of the Company or any of its Subsidiaries having a value in excess of $100,000.
(6)	make any loans, advances, guarantees, or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $100,000 in the aggregate;

(7)	declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or enter into any Contract with respect to the voting of its capital stock.
(8)	reclassify, split, combine, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock.
(9)	incur, or enter into, amend, modify or terminate any Contract with respect to, any Indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such Indebtedness of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for: (A) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $50,000 in the aggregate; (B) Indebtedness for borrowed money incurred in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the Indebtedness being replaced; (C) guarantees, incurred in compliance with this Section 6.1, by the Company of Indebtedness of wholly owned Subsidiaries of the Company; or (D) interest rate swaps that the Company or any of its Subsidiaries enter into on customary commercial terms consistent with past practice and not to exceed $50,000 in notional amount in the aggregate;
(10)	make or authorize any capital expenditure in excess of $50,000 in the aggregate during any 12-month period.
(11)	make any change in any financial accounting principles, methods, or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions, or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act;
(12)	settle any litigation or other proceedings before a Governmental Authority (A) for an amount in excess of $50,000 or any obligation or Liability of the Company in excess of such amount, (B) on a basis that would result in (i) the imposition of any writ, judgment, decree, settlement, award, injunction or similar Order of any Governmental Authority that would restrict the future activity or conduct of the Company or any of its Subsidiaries or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Company or any of its Subsidiaries, or (C) that is brought by any current, former or purported holders of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;
(13)	other than in the ordinary course of business consistent with past practice, (A) amend, modify or terminate any Company Material Contract or Intellectual Property contract, (B) take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, or (C) cancel, modify or waive any debts or claims held by it or waive any rights;
(14)	(A) grant or provide any severance or termination payments or benefits to any of its Subsidiaries, directors, officers or employees, (B) increase the compensation, bonus or pension, welfare, severance, or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries' directors, officers or employees, (C) establish, adopt, amend or terminate any Company Employee Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the Company Employee Plans, (E) hire any Company or Subsidiary employee, except for hiring in the ordinary course of business to fill an existing vacancy, provided that the Company shall first obtain Parent's written consent before the hiring of any (i) management or executive personnel, or (F) enter into any negotiations concerning any collective-bargaining agreement or understanding with a labor union or organization with respect to any Company Business Employees;

(15)	voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of the Company and of its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as required by applicable Law;
(16)	take any action or omit to take any action that is reasonably likely to result in any of the conditions precedent to the consummation of the Merger set forth in Section 6.1(b) hereof and the other transactions contemplated hereby not being satisfied; or
(17)	agree, authorize, or commit to do any of the foregoing.
(b)	Parent covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except with the prior written consent of the Company, or as expressly contemplated by this Agreement, or as set forth in Section 6.1(b) of Parent Disclosure Letter, or as required by Law and to the extent consistent therewith, use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of Parent's and its Subsidiaries' present employees, agents and consultants; Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except with the prior written consent of Parent, or as expressly contemplated by this Agreement, or as required by Law, Parent will not and will not permit its Subsidiaries to:
(6)	amend or propose any change to Parent's Organizational Documents or other similar governing documents.
(7)	merge or consolidate Parent or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of Parent, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.
(8)	acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of this Agreement.
(9)	reclassify, split, combine, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock.
(10)	other than in the ordinary course of business consistent with past practice, terminate any Parent Material Contract.
(11)	voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of Parent and of its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as required by applicable Law;
(12)	take any action or omit to take any action that is reasonably likely to result in any of the conditions precedent to the consummation of the Merger set forth hereof and the other transactions contemplated hereby not being satisfied; or
(13)	agree, authorize, or commit to do any of the foregoing.
(c)	Prior to making any written material broad-based communications to the directors, officers or employees of the Company or its Subsidiaries or Parent or its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each of the Company and the Parent shall provide each other with a copy of the intended communication, each of Parent and the Company shall have a reasonable period of time to review and comment on the communication, and each of Parent and the Company shall cooperate in providing any such mutually agreeable communication.
(d)	Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

Section 6.2.       No Solicitation; Board Recommendation.

(a)	Notwithstanding anything else in this Agreement, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer, or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant, or other advisor or agent or Representative of the Company or any of its Subsidiaries to, directly or indirectly,
(1)	solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, offer, or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; or
(2)	enter into, engage in, continue or otherwise participate in any discussions or negotiations relating to any Company Acquisition Proposal, or furnish to any Person any information relating to the Company or any of its Subsidiaries or provide access to the properties, books and records or any confidential information or data of the Company or any of its Subsidiaries to any Person with respect to, or otherwise cooperate in any way with any Person regarding, any Acquisition Proposal;

provided, however, as to the limitations set forth in (1) and (2), that at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written unsolicited Acquisition Proposal that the Company Board determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which Acquisition Proposal did not result from a breach of this Section 6.2 or any other provision of this Agreement, the Company may, and may permit and authorize its Representatives and its Subsidiaries and its Subsidiaries' Representatives to, in each case subject to compliance with Section 6.2(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the confidentiality agreement between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"); provided that all such information had been provided or made available, or is concurrently provided or made available, to Parent, and (B) participate in discussions or negotiations with, and only with, the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or agent or Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2(a) by the Company.

(b)	Neither the Company Board nor any committee thereof shall (or shall agree or resolve to):
(1)	withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the recommendation or declaration of advisability by such Company Board or any such committee of this Agreement or the Merger (any such action or any resolution or agreement to take such action being referred to herein as an "Adverse Recommendation Change"),
(2)	recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Acquisition Proposal or resolve or agree to take any such action, or adopt or approve any Acquisition Proposal or
(3)	cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an "Acquisition Agreement" constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a Confidentiality Agreement referred to in Section 6.2(a)), or resolve or agree to take any such action;

provided, however, at any time prior to the Company Stockholder Approval, the Company Board may, in response to receipt of a Superior Proposal that has not been withdrawn, effect an Adverse Recommendation Change; provided that the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; and provided, further, that the Company Board may not effect such an Adverse Recommendation Change unless (A) the Company Board shall have first provided prior written notice to Parent (an "Adverse Recommendation Change Notice") that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and (B) Parent does not make, within five (5) Business Days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with a financial advisor of national reputation and outside legal counsel) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Recommendation Change Notice and a new five (5) Business Day period).

The Company agrees that, during the five (5) Business Day period prior to its effecting an Adverse Recommendation Change, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent.

(c)	In addition to the obligations of the Company set forth in paragraphs Section 6.2(a) and Section 6.2(b) of this Section 6.2, the Company shall, as promptly as possible and in any event within twenty-four (24) hours after the receipt thereof, advise Parent orally and in writing of
(1)	any Acquisition Proposal or any request for information or inquiry or other communication that the Company reasonably believes could lead to or contemplates an Acquisition Proposal and
(2)	the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal, request, or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) on a daily basis at mutually agreeable times, advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request, or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and material written or electronic communications relating to any such Acquisition Proposal (including the financing thereof), request, or inquiry exchanged between the Company, its Subsidiaries, or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the other hand.

(d)	Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 (17 C.F.R. 240.14d-9) and Rule 14e-2(a) (17 C.F.R. 240.14e-2) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, upon consultation with its outside counsel, such disclosure is required by applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take any action prohibited by Section 6.2(b).

Section 6.3.       Access to Information.

(a)	From and after the date of this Agreement, the Company shall (i) give to Parent and Parent's Representatives access to the offices, properties, books, records, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, tax and operating data and other information as Parent and its Representatives may reasonably request (including the work papers of the Company's independent accountants upon receipt of any required consent from the Company's independent accountants), and (iii) instruct the Company's Representatives to cooperate with Parent and Parent's Representatives in Parent's investigation; provided, however, that the Company may restrict the foregoing access to the extent that (i) any applicable Law requires the Company to restrict or prohibit access to any such properties or information, (ii) the disclosure of such information to Parent or its Representatives would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, or (iii) such restriction is required to comply with any COVID-19 Measure.
(b)	Any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Parent hereby agrees that it shall treat any such information in accordance with a Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.
(c)	Information obtained by Parent or Merger Sub pursuant to Section 6.3(a) shall not prejudice any of Parent's rights or remedies at Law or in equity.

Section 6.4.       Efforts to Closing; Government Filings.

(a)	Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement.
(b)	Each of the Company and Parent shall as soon as reasonably practicable make any filings with or notifications to the FTC and the DOJ pursuant to the HSR Act and any other Governmental Authority as may be required by any other Antitrust Law in respect of the Merger and the other transactions contemplated by this Agreement. In the event that the FTC or the DOJ issues a Request for Additional Information and Documentary Material under the HSR Act in relation to the Merger and other transactions contemplated by this Agreement (a "Request"), each of the Company and Parent shall take such measures as may be reasonably necessary to limit the scope of such Request, certify substantial compliance with such Request and otherwise respond to and seek to resolve any requests for information, documents, data, or testimony made by the FTC or the DOJ under the HSR Act.
(c)	Each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable: (i) to secure clearance under all applicable Antitrust Laws (including the expiration or termination of any applicable waiting period thereunder) of the Merger and the other transactions contemplated by this Agreement by September 30, 2023 (the "Outside Date"); and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other Order relating to any applicable Antitrust Law that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement; and the Company will, in respect of each case of clauses (i) and (ii), agree to accept any undertaking or condition, to enter into any consent decree or hold separate Order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that Parent reasonably determines is necessary in order to satisfy any applicable Antitrust Law that would prevent the consummation of the Merger and the other transactions contemplated by this Agreement by the Outside Date.

(d)	Nothing in this Section 6.4 shall be interpreted to prohibit, restrict, limit or restrain Parent from engaging in litigation, including litigation to prevent the imposition by any Governmental Authority of any undertaking, condition, consent decree, hold separate Order, divestiture, operational restriction, or limitation or other action by any Governmental Authority that, if effected, would reasonably be expected to restrict, limit, restrain or impair (A) Parent's ability to own, operate, retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any of its Subsidiaries or other Affiliates (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) Parent's ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to the stock of the Surviving Company. Parent shall have the sole and exclusive right to direct and control any such litigation, with counsel of its own choosing, and the Company shall reasonably cooperate with Parent with respect thereto. Notwithstanding anything else in this Agreement, in no event shall Parent or the Company be obligated to agree to any such imposition of remedy by any Governmental Authority that is not conditional on the consummation of the Merger and the other transactions contemplated by this Agreement.
(e)	Notwithstanding anything else in this Agreement, with respect to the matters covered in this Section 6.4, it is agreed that Parent, after consulting with the Company, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by, any Governmental Authority, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement. The Company agrees to take such reasonable actions as are deemed prudent by Parent to secure needed approvals from any Governmental Authority and to assist Parent in litigating or otherwise contesting objections to, or proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall not permit any of its Representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation, proceeding or other inquiry unless it consults with Parent in advance and, to the extent permitted by such Governmental Authority, gives Parent the opportunity to attend and participate thereat. Parent shall keep the Company informed with respect to communications with any Governmental Authority, and will, to the extent reasonably practicable and not prohibited by such Governmental Authority, give the Company the opportunity to attend and, consistent with the provisions of this subparagraph, participate thereat. The Company agrees that, at the sole discretion and direction of Parent, it shall agree to any and all divestitures or other remedies relating to itself or any of its Subsidiaries that are necessary to ensure the termination or expiration of any applicable legal waiting period or the obtaining of any other approvals or consents required from any Governmental Authority under any applicable Antitrust Law to consummate the Merger and the other transactions contemplated by this Agreement; provided, that nothing in this Section 6.4(e) shall obligate the Company to agree to any divestiture or any other remedy not conditioned on the consummation of the Merger and the other transactions contemplated by this Agreement where such divestiture or other remedies would involve any cost to the Company that Parent does not reimburse.
(f)	Notwithstanding anything else in this Agreement, neither Parent nor any of its Affiliates shall be required to agree or consent to any structural or conduct remedy in connection with the Merger transaction.

Section 6.5.       Indemnification, Exculpation, and Insurance.

(a)	Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective Organizational Documents shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall have no liability for any Liabilities of the Surviving Company as a separate wholly owned subsidiary.

(b)	In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Company, then, and in each such case, Surviving Company shall cause any and all proper provision to be made so that the successors and assigns of the Surviving Company assume all obligations set forth in this Section 6.5.
(c)	The obligations of the Surviving Company under this Section 6.5 shall survive the Effective Time and the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 6.5 and Section 6.6 applies without the consent of such affected indemnified party. Notwithstanding anything else in this Agreement, (i) the obligations of Parent and the Surviving Company or its successor shall be subject to any limitation imposed by applicable Law (including any limitation on the Company's ability to indemnify its own directors and officers) and (ii) Parent shall have no obligation to maintain the existence of the Surviving Company following the Effective Time.

Section 6.6.       Assumption of Liabilities Post Merger.

(a)	No Assumption of Liabilities: Notwithstanding any provision to the contrary in this Agreement, Parent expressly and explicitly does not assume, and shall not be responsible for, any debts, Liabilities, obligations, or commitments, whether known or unknown, contingent or otherwise, of the Surviving Company.
(b)	Liabilities Remain with Surviving Company as Wholly-Owned Subsidiary: All Liabilities shall remain the sole responsibility and obligation of the Surviving Company as the Wholly-Owned Subsidiary. The Surviving Company as Wholly Owned Subsidiary shall continue to exist as a completely separate legal entity following the Effective Time and Closing, and any claims, actions, or demands related to the Liabilities shall be asserted against and satisfied solely from the assets and resources of the Surviving Company as Wholly Owned Subsidiary.
(c)	Company Wholly Owned Subsidiary Covenants: The Company as Wholly Owned Subsidiary covenants and agrees to take all necessary actions to ensure that all Liabilities remain with the Company as Wholly Owned Subsidiary and shall not and do not become the responsibility of Parent, including but not limited to maintaining adequate records and financial statements that clearly reflect the separation of the Wholly Owned Subsidiary's Liabilities from those of the Parent.
(d)	No Actions by Parent: Parent covenants and agrees not to take any actions, directly or indirectly, that would result in the assumption of any Liabilities of the Company as the Wholly Owned Subsidiary, including without limitation, the execution of any documents or agreements that could be construed as an assumption of such Liabilities.
(e)	Notice to Third Parties: The Surviving Company as Wholly Owned Subsidiary shall promptly notify all third parties with whom the Company as the Wholly Owned Subsidiary has existing contractual relationships or obligations, including creditors and suppliers, of the consummation of the merger and the fact that the Parent is not assuming any Liabilities of the Company as the Wholly Owned Subsidiary.
(f)	Indemnification by Company as Wholly-Owned Subsidiary: The Surviving Company as Wholly-Owned Subsidiary hereby agrees to indemnify, defend, and hold harmless the Parent, its affiliates, directors, officers, employees, and agents (collectively, the "Indemnified Parties") from and against any and all claims, liabilities, demands, losses, damages, costs, penalties, interest, and expenses (including reasonable attorneys' fees and court costs) ("Losses") arising out of or relating to any Liabilities of the Surviving Company as the Wholly Owned Subsidiary, whether arising before or after the Closing of the Merger.

(g)	Prior to the Effective Time, the Surviving Company shall and shall cause its Subsidiaries to honor, in accordance with their terms, all existing Company Employee Plans. As of the Effective Time and the Close of the Merger, the obligations of the Surviving Company and its Subsidiaries under each Company Employee Plan and employment agreement shall continue as separate obligations of the Surviving Company and its Subsidiaries, respectively, and subject to Section 6.6 (a-f) above.
(h)	Subject to Section 6.6 (a-f) above, on or after the Effective Time, the Surviving Company as wholly owned subsidiary and its Subsidiaries shall pay promptly or provide when due all compensation and benefits earned as provided pursuant to the terms of any Company Employee Plan (and expressly assume the obligations thereunder).
(i)	Subject to Section 6.6 (a-f) above, upon the Effective Time of the Merger, Parent shall not assume or have any liability for any employment contract, agreement, or arrangement (collectively, "Employment Contracts") between the Surviving Company as wholly owned subsidiary (or any of its subsidiaries) and any person actively employed by the Company as wholly owned subsidiary or its subsidiaries, whether oral or written, express or implied (the "Affected Employees").
(j)	Additionally, and subject to Section 6.6 (a-f) above, at the Effective Time and the consummation of the Merger, all liabilities and obligations, whether known or unknown, of any sort or nature whatsoever, arising from or related to the Company's operations, business, or assets in any manner whatsoever, including all liabilities, obligations, and responsibilities arising from existing employment contracts, including but not limited to salary, wages, bonuses, benefits, vacation, paid time off, and other entitlements required under any applicable labor laws in Colorado (collectively, "Liabilities"), shall be assumed and become the sole responsibility of the Surviving Company as a wholly owned subsidiary.
(k)	All contracts, agreements, arrangements, licenses, permits, and commitments (collectively "Contracts") associated with the operations, business, or assets of the Surviving Company are the sole obligations of the Surviving Company as a wholly owned subsidiary and subject to Section 6.6 (a-f).

Section 6.7.       Takeover Laws. The Company shall take all steps necessary to exclude the applicability of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign Law (collectively, "Takeover Laws"), or to assist in any challenge by Parent or Merger Sub to the validity or applicability of any Takeover Laws to the Merger or any other transaction contemplated by this Agreement.

Section 6.8.       14c Information Statement; Stockholder Approval.

(a)	As promptly as reasonably practicable after the date hereof, the Company and Parent shall jointly prepare and cause to be filed with the SEC (i) the 14c Information Statement relating to the Company Stockholder Approval and the Parent Stockholder Approval (the "14c Information Statement") and (ii) the registration statement on Form S-4, in which the 14c Information Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Parent and the Company shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and 14c Information Statement. The Form S-4 and 14c Information Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Parent and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or 14c Information Statement and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or 14c Information Statement; provided, however, that prior to filing the Form S-4 (or any amendment or supplement thereto) or filing the 14c Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Stock constituting Merger Consideration for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent and the Company, as applicable, shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "Blue-Sky" Laws and the rules and regulations thereunder in connection with the Merger, the issuance of the Merger Consideration and the issuance of Parent Common Stock under the Company Stock Plans. The Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire the Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. In the event the SEC review process involves meetings between Company or Parent (or any of their respective Affiliates or Subsidiaries) and the SEC staff, the other Party will be notified of and given the opportunity to participate in such meetings.

The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with customary timing in consultation with Parent, take all action necessary to establish a record date (which shall be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the sole purpose of obtaining the Company Stockholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to (i) cause the 14c Information Statement to be mailed to the Company's stockholders and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) solicit the Company Stockholder Approval. Except as specifically permitted by Section 6.2, the Company Board shall continue to recommend that the Company's stockholders vote in favor of the adoption of the Agreement, and the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval in order to consummate the Merger.

(b)	The Parent shall, as promptly as reasonably practicable following the date of this Agreement, take all action necessary to establish a record date (which shall be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholder Meeting") for the sole purpose of obtaining the Parent Stockholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to (i) cause the 14c Information Statement to be mailed to Parent's stockholders and to hold the Parent Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) solicit the Parent Stockholder Approval. Except as specifically permitted by Section 6.2, the Parent Board shall continue to recommend that Parent's stockholders vote in favor of the adoption of the Agreement and Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval in order to consummate the Merger.

(c)	If, at any time prior to the Company Stockholder Meeting or Parent Stockholder Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement, or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the 14c Information Statement or the Form S-4, so that the 14c Information Statement or the Form S-4 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be prepared and promptly filed with the SEC, and to the extent required by applicable Law, disseminated to the Company's stockholders and Parent's stockholders.

Section 6.9.       Securityholder Litigation. The Company shall give Parent the opportunity, subject to a customary joint defense agreement, to participate in, but not control, the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement shall be agreed to without Parent's prior written consent.

Section 6.10.   Press Releases. Except as otherwise provided in Section 6.2, Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other Party, which shall not be unreasonably withheld, except as such release or statement may be required by applicable Law or any listing agreement with or rule of any national securities exchange, in which case the Party required to make the release or statement shall consult with the other Party about, and allow the other Party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the Party will consider such comments in good faith.

Section 6.11.   Notification of Certain Matters. Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(a)	any inaccuracy of any representation or warranty contained in this Agreement or any failure to comply with any covenant to be complied with under this Agreement such that the conditions set forth in Article VII hereof would not be satisfied;
(b)	the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;
(c)	any notice or other communication from any Person alleging that notice to or consent of such Person is required in connection with the Merger or the other transactions contemplated by this Agreement;
(d)	any notice or other communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;
(e)	any material notice or other material communication from any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company's written notice;
(f)	any filing or notice made by the Company with any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company's written notice;
(g)	any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement; and
(h)	the occurrence of any matters or events that individually or in the aggregate would be reasonably likely to result in any condition to the transactions contemplated hereby and set forth in Article VII hereof not being satisfied; provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the Company (or remedies with respect thereto) or the conditions to the obligations of the Company under this Agreement.

Section 6.12.   Updates to Disclosure Letter. Each of the Company and Parent shall promptly, but in no event later than five (5) Business Days prior to the Closing, supplement or amend the Company Disclosure Letter and Parent Disclosure Letter, respectively, (each such supplement or amendment, a "Disclosure Letter Update") with respect to any matter arising after the date hereof and prior to the Closing that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein if the Company Disclosure Letter or Parent Disclosure Letter, as applicable, were dated as of the date of the occurrence, existence or discovery of such matter; provided, however, no Disclosure Letter Update shall be deemed to supplement or amend the Disclosure Letter and shall not affect the fulfillment of any closing condition or be deemed a waiver by the other Party of any of its rights, including its right to terminate this agreement pursuant to Section 8.1 of this Agreement.

Section 6.13.   Rule 16b-3. Notwithstanding anything else in this Agreement, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities pursuant to the transactions contemplated by this Agreement to be exempt under Rule 16b-3 (17 C.F.R. 240.16b-3) promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 (1999 SEC No-Act. LEXIS 29 (SEC No-Act. 1999)), issued by the SEC regarding such matters.

Article VII. Conditions to Consummation of the Merger

Section 7.1.       Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction (or, if legally permissible, waiver) at or prior to the Effective Time of the following conditions:

(a)	Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)	Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.
(c)	14c Information Statement. The Company files a Form 14c Information Statement with the SEC and the SEC provides no comment.
(d)	No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the Merger shall be in effect or threatened, and no Law shall have been enacted or promulgated by any Governmental Authority that prohibits or makes illegal consummation of the Merger.
(e)	Litigation. There shall be no pending or threatened action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Order, writ, judgment, injunction or decree issued by any Governmental Authority that has that effect.
(f)	Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(g)	Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be subject to any stop order or proceeding by the SEC seeking a stop order.

Section 7.2.       Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction (or waiver by Parent if permitted under applicable Law) at or prior to the Effective Time of the following conditions:

(a)	Accuracy of Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date; provided, that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date.

(b)	Performance and Compliance of the Company. The Company shall have performed or complied in all material respects with each of the obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
(c)	Consents and Approvals. The Company shall have obtained or granted each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or granted by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.
(d)	No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(e)	Officer's Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by an executive officer of the Company, dated the Closing Date and certifying that each of the conditions specified in subsections Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d) and Section 7.2(e) of this Section 7.2 have been met.

Section 7.3.       Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)	Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date.
(b)	Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.
(c)	Consents and Approvals. Parent and Merger Sub shall have obtained or granted each consent, authorization, approval, exemption, filing, registration, or qualification required to be obtained or granted by it in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.
(d)	Officer's Certificate. Parent and Merger Sub shall each have delivered to the Company a certificate signed on behalf of Parent or Merger Sub, respectively, by an executive officer thereof, dated the Closing Date and certifying that each of the conditions specified in subsections Section 7.3(a), Section 7.3(b), Section 7.3(c) and Section 7.3(d) of this Section 7.3 have been met.

Article VIII. Termination; Amendment; Waiver.

Section 8.1.       Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder has been obtained:

(a)	by mutual written agreement of the Company, Parent, and Merger Sub, duly authorized by the respective board of directors of each;
(b)	by either the Company or Parent if:
(1)	any court of competent jurisdiction or other Governmental Authority shall have issued an Order, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(1) shall have used its reasonable best efforts to contest, appeal and remove such Order or action and shall not be in violation of Section 6.4 hereof; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(1) shall not be available to any Party if the issuance of such final, non-appealable Order was substantially the result of the failure of such Party to perform any of its obligations under this Agreement;
(2)	the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(2) shall not be available to any Party whose failure to fulfill in any material respect any covenants and agreements of such Party under this Agreement is a principal cause of the failure of the Merger to be consummated by the Outside Date; or
(3)	the Company Stockholder Meeting shall have been duly held and completed and the Company Stockholder Approval shall not have been obtained at that meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b) (3) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been a principal cause of the failure to obtain the Company Stockholder Approval.
(4)	the Parent Stockholder Meeting shall have been duly held and completed and the Parent Stockholder Approval shall not have been obtained at that meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b) (4) shall not be available to Parent if the failure by Parent to perform any of its obligations under this Agreement has been a principal cause of the failure to obtain the Parent Stockholder Approval.
(c)	by Parent, if:
(1)	the representations and warranties of the Company shall not be true and correct as of the date hereof or shall become not true and correct at any time hereafter or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b), and which failure to be true and correct, breach or failure to perform is not capable of being cured by the Company by the Outside Date or, if capable of being cured, is not cured by the Company within ten (10) days following written notice to the Company but no later than the Outside Date;
(2)	the Company Board shall have failed to include the Board Recommendation in the 14c Information Statement; (B) the Company Board makes an Adverse Recommendation Change; (C) the Company shall have publicly announced its intention to do any of the foregoing; or (D) the Company shall have materially breached any of its obligations; or
(3)	the Company shall have entered into an Acquisition Agreement or shall have publicly announced its intention to do so;

(d)	by the Company, if:
(1)	the representations and warranties of Parent and Merger Sub shall not be true and correct, or Parent or Merger Sub shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b), and
(2)	such failure to be true and correct, breach, or failure to perform is not cured by Parent or Merger Sub within ten (10) days following written notice to Parent or is by its nature or timing not capable of being cured.

The Party desiring to terminate this Agreement pursuant to clause Section 8.1(b), Section 8.1(c), or Section 8.1(d) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.8, specifying the provision or provisions hereof pursuant to which such termination is effected. The Party electing to extend the Outside Date pursuant to Section 8.1(b)(2) shall give written notice of such election in accordance therewith to the other Party in accordance with Section 9.8.

Section 8.2.       Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 6.3(b), Section 8.2, Section 8.3 and Article IX and except for any material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, which material breach and Liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee.

Section 8.3.       Fees and Expenses.

(a)	Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.
(b)	If this Agreement is terminated pursuant to Section 8.1(c)(2) (Adverse Recommendation Change) or Section 8.1(c)(3) (Alternative Transaction), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a nonrefundable fee in an amount equal to $100,000 (the "Termination Fee").
(c)	If this Agreement is terminated pursuant to Section 8.1(c)(1) (Company Uncured Breach), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.
(d)	If this Agreement is terminated pursuant to Section 8.1(b)(2) (Outside Date) or Section 8.1(b)(3) (Stockholder No Vote) and (i) prior to such termination (in the case of termination pursuant to Section 8.1(b)(2)) or the Company Stockholder Meeting (in the case of termination pursuant to Section 8.1(b)(3)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, or (B) consummated, an Acquisition Proposal, the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, or consummating such Transaction, the Termination Fee.

(e)	In the event that this Agreement is terminated pursuant to Section 8.1(b)(3), (Stockholder No Vote) the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent's documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third-party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement ("Parent Expenses"); provided that the amount of any payment of the Parent Expenses pursuant to this Section 8.3(e) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 8.3(d) (Parent Uncured Breach).
(f)	The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 8.3 when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any Action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the prime lending rate prevailing at such time as published in The Wall Street Journal from the date such amount was first payable to the date it is paid.

Section 8.4.       Amendment. To the extent permitted by applicable Law, this Agreement may be amended by Parent, the Company (with approval of the Company Board), and Merger Sub (with approval of Merger Sub Board ), at any time before or after receipt of the Company Stockholder Approval and Parent Stockholder Approval but, after receipt of the Company Stockholder Approval or Parent Stockholder Approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the holders of any class or series of stock of the Company or the Merger Sub or Parent without the approval of the affected stockholders. This Agreement may not be amended, changed, supplemented, or otherwise modified except by an instrument in writing signed on behalf of all of the Parties.

Section 8.5.       Extension; Waiver; Remedies.

(a)	At any time prior to the Effective Time, each Party may:
(1)	extend the time for the performance of any of the obligations or other acts of the other Parties.
(2)	waive any inaccuracies in the representations and warranties contained herein by any other applicable Party or in any document, certificate, or writing delivered pursuant hereto by any other applicable Party, or
(3)	waive compliance by any Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of this provision, Parent and Merger Sub shall be considered one Party, and the Company shall be considered a separate Party.
(b)	All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. The failure or delay by any Party to assert any of its rights hereunder or otherwise available in respect hereof at Law or in equity shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under or in respect of this Agreement.

Article IX. Miscellaneous.

Section 9.1.       Entire Agreement. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, and the exhibits and schedules to this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 9.2.       Assignment. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties, provided, however, that Parent or Merger Sub may assign any of their respective rights and obligations to any one or more Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder.

Section 9.3.       Amendment and Waiver. Subject to Section 8.4, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, Merger Sub, and the Company, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 9.4.       Severability. If any term, condition, or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5.       Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance, and enforcement of this Agreement.

Section 9.6.       Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the state of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

Section 9.7.       Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject-matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject-matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.7; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.8 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(b)	EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.7(b).

Section 9.8.       Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly delivered and received (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by email in portable document format (PDF) or similar electronic attachment (A) on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and the sender has received confirmation of receipt by the recipient and (B) on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and the sender has received confirmation of receipt by the recipient, on the following Business Day; or (iv) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to Parent or Merger Sub, to:

HYPERSCALE NEXUS HOLDING CORPORATION

401 RYLAND STREET, UNIT 200-A, RENO, NEVADA 89502

Email: greg@hyperscalenexus.com

Attention: Mr. Greg Forrest

If to Company, to:

AMERICAN CANNABIS COMPANY, INC.

200 Union Street, Ste. 200, Lakewood, CO 80228

Email: smith@americancannabisconsulting.com

Attention: Mr. Ellis Smith

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be affected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.9.       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.5 (which is intended to be for the benefit of the Persons referred to therein and may be enforced by any such Persons).

Section 9.10.   Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.11.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a facsimile or scanned image and that Party's counsel.

Section 9.12.   Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.12 shall not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Effective Time.

Section 9.13.   Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary or Affiliate to take such action.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

AMERICAN CANNABIS COMPANY, INC.

By:	/s/ Ellis Smith
Name:	ELLIS SMITH
Title:	CHIEF EXECUTIVE OFFICER

HYPERSCALE NEXUS HOLDING CORPORATION

By:	/s/ Greg Forrest
Name:	GREG FORREST
Title:	CHIEF EXECUTIVE OFFICER

HYPERSCALE NEXUS MERGER SUB

By:	/s/ Greg Forrest
Name:	GREG FORREST
Title:	CHIEF EXECUTIVE OFFICER